News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	April 28, 2021
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the Three Months Ended March 31, 2021

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the three months ended March 31, 2021.

Highlights for the Three Months Ended March 31, 2021

•	Reported net income allocable to common shareholders of $2.21 per diluted share.

•	Reported core FFO allocable to common shareholders (“Core FFO”) of $2.82 per diluted share, an increase of 9.3% relative to the same period in 2020.

•

Increased same store direct net operating income by 6.5%, resulting from a 3.4% increase in same store revenues and a 5.7% decrease in same store direct cost of operations.  Same store cost of operations was positively impacted by the timing of property tax expense.

•	Achieved a 76.5% same store direct net operating income margin.

•

Acquired fifteen self-storage facilities with 1.1 million net rentable square feet for $203.1 million.  Subsequent to March 31, 2021, acquired or were under contract to acquire 87 self-storage facilities with 7.6 million net rentable square feet, for $2.3 billion.

•

Opened one newly developed facility with 0.2 million net rentable square feet costing $45.4 million.  At March 31, 2021, we had various facilities in development and expansion with 3.4 million net rentable square feet estimated to cost $510.3 million.

•

Issued $500 million of unsecured senior notes bearing an annual rate of 0.875% and redeemed $300 million of preferred equity bearing an annual rate of 5.4%.  In April 2021, issued $2.0 billion of unsecured senior notes in three, seven, and ten year tranches bearing annual rates of Compounded Secured Overnight Financing Rate (“SOFR”) plus 47 basis points, 1.85%, and 2.3%, respectively.

•	Provided inaugural Core FFO guidance (refer to Outlook section below).

•	Named top three for Best Operations Department among large companies, top five for Best Places to Work in Los Angeles, and top 25 for Best Company Outlook by Comparably.

“Public Storage’s focus on the customer experience, operating model innovation, and portfolio expansion funded with a growth-oriented balance sheet produced strong results during the quarter,” said Joe Russell, President and Chief Executive Officer.  “Our momentum has accelerated into the second quarter as indicated by our inaugural Core FFO guidance and the acquisition of ezStorage, one of the highest quality self-storage portfolios in the United States.  We are excited to discuss this momentum, our industry leadership, and outlook with investors and analysts at our upcoming Virtual Investor Day on May 3, 2021.”

Operating Results for the Three Months Ended March 31, 2021

For the three months ended March 31, 2021, net income allocable to our common shareholders was $385.8 million or $2.21 per diluted common share, compared to $313.1 million or $1.79 per diluted common share in 2020 representing an increase of $72.7 million or $0.42 per diluted common share.  The increase is due primarily to (i) a $41.1 million increase in self-storage net operating income (described below), (ii) a $36.4 million increase due to the impact of foreign currency exchange gains associated with our Euro denominated debt, partially offset by (iii) an $11.0 million increase in depreciation and amortization expense.

The $41.1 million increase in self-storage net operating income is a result of a $29.3 million increase in our Same Store Facilities (as defined below), and a $11.8 million increase in our non-Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 3.4% or $21.1 million in the three months ended March 31, 2021 as compared to 2020, due primarily to higher realized annual rent per available square foot and weighted average square foot occupancy.  Cost of operations for the Same Store Facilities decreased by 4.3% or $8.2 million in the three months ended March 31, 2021 as compared to 2020, due primarily to a change in property tax timing resulting in an 8.6% ($6.2 million) decrease in property tax expense, a 13.2% ($4.4 million) decrease in on-site property manager payroll, partially offset by an increase in share-based compensation.  The increase in net operating income of $11.8 million for the non-Same Store Facilities is due primarily to the impact of facilities acquired in 2020 and 2021 and the fill-up of recently developed and expanded facilities.

Funds from Operations

For the three months ended March 31, 2021, funds from operations (“FFO”) was $3.08 per diluted common share, as compared to $2.61 in the same period in 2020, representing an increase of 18.0%.  FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets.  A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, and (ii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of casualties, and due diligence costs incurred in strategic transactions.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended March 31,
			Percentage
	2021	2020	Change

FFO per share	$3.08	$2.61	18.0%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange gain	(0.26)	(0.05)
Other items	-	0.02
Core FFO per share	$2.82	$2.58	9.3%

Property Operations – Same Store Facilities

The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2019. Our Same Store Facilities increased from 2,221 facilities at December 31, 2020 to 2,278 at March 31, 2021. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2019, 2020, and 2021 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and REIT analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,278 facilities (148.9 million net rentable square feet) that represent approximately 85% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2021.

Selected Operating Data for the Same
Store Facilities (2,278 facilities)
(unaudited):
Three Months Ended March 31,
			Percentage
2021		2020	Change
(Dollar amounts in thousands, except for per square foot data)
Revenues:
Rental income	$627,811	$600,059	4.6%
Late charges and administrative fees	20,006	26,632	(24.9)%
Total revenues (a)	647,817	626,691	3.4%

Direct cost of operations (a):
Property taxes (b)	66,555	72,778	(8.6)%
On-site property manager payroll	28,729	33,106	(13.2)%
Repairs and maintenance	11,021	10,735	2.7%
Snow removal	2,010	1,978	1.6%
Utilities	10,745	10,849	(1.0)%
Marketing	14,571	14,808	(1.6)%
Other direct property costs	18,341	16,889	8.6%
Total direct cost of operations	151,972	161,143	(5.7)%
Direct net operating income (c)	495,845	465,548	6.5%
Indirect cost of operations (a):
Supervisory payroll	(9,834)	(10,911)	(9.9)%
Centralized management costs	(13,017)	(13,812)	(5.8)%
Share-based compensation	(6,189)	(3,323)	86.2%
Net operating income (d)	$466,805	$437,502	6.7%

Gross margin (before indirect costs,
depreciation and amortization expense)	76.5%	74.3%	3.0%

Gross margin (before depreciation
and amortization expense)	72.1%	69.8%	3.3%

Weighted average for the period:
Square foot occupancy	95.6%	93.0%	2.8%
Realized annual rental income per (e):
Occupied square foot	$17.63	$17.33	1.7%
Available square foot (“REVPAF”)	$16.86	$16.12	4.6%
At March 31:
Square foot occupancy	96.0%	92.7%	3.6%
Annual contract rent per occupied
square foot (f)	$18.06	$17.88	1.0%

(a)	Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)

Property tax expense for 2021 will be expensed ratably through the year, as described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our March 31, 2021 Form 10-Q.

(c)

Direct net operating income is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.

(d)	See attached reconciliation of self-storage NOI to net income.
(e)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(f)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.   Contract rates are initially set in the lease agreement upon move-in and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot data)
Total revenues:
2021	$647,817
2020	$626,691	$614,418	$629,169	$638,149	$2,508,427

Total cost of operations:
2021	$181,012
2020	$189,189	$192,345	$184,329	$146,584	$712,447

Property taxes:
2021	$66,555
2020	$72,778	$72,458	$71,616	$41,197	$258,049

Repairs and maintenance, including
snow removal expenses:
2021	$13,031
2020	$12,713	$11,670	$12,973	$13,485	$50,841

Marketing:
2021	$14,571
2020	$14,808	$17,630	$16,158	$13,526	$62,122

REVPAF:
2021	$16.86
2020	$16.12	$16.01	$16.39	$16.62	$16.29

Weighted average realized annual
rent per occupied square foot:
2021	$17.63
2020	$17.33	$17.00	$17.16	$17.46	$17.24

Weighted average occupancy levels
for the period:
2021	95.6%
2020	93.0%	94.2%	95.5%	95.2%	94.5%

Property Operations – Non-Same Store Facilities

In addition to the 2,278 Same Store Facilities, we have 285 facilities that were not stabilized with respect to occupancies, revenues or cost of operations since January 1, 2019 or that we did not own as of January 1, 2019, including 121 facilities that were acquired, 65 newly developed facilities, 71 facilities that have been expanded or are targeted for expansion, and 28 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non-Same Store Facilities”).  Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Self-Storage Operations” in our March 31, 2021 Form 10-Q.

Investing and Capital Activities

During the three months ended March 31, 2021, we acquired fifteen self-storage facilities (three in Arizona, two each in California, Louisiana, North Carolina and South Carolina and one each in Nebraska, Nevada, Ohio and Virginia) with 1.1 million net rentable square feet for $203.1 million.

Subsequent to March 31, 2021, we acquired or were under contract to acquire 87 self-storage facilities across 18 states with 7.6 million net rentable square feet, for $2.3 billion, including 48 properties (4.2 million net rentable square feet) currently owned and operated by ezStorage Corp. that we are under contract to purchase in April 2021, for an acquisition price of $1.8 billion.  The ezStorage properties are located in submarkets with strong demand drivers and high barriers for new property development across Washington DC, Virginia, and Maryland.  Our development team will oversee the expansion of eight properties and completion of a property currently under construction, resulting in an expected 10% increase in square footage through 2023.

During the three months ended March 31, 2021, we opened one newly developed facility (0.2 million net rentable square feet in Virginia) costing $45.4 million. At March 31, 2021, we had various facilities in development (1.4 million net rentable square feet) estimated to cost $224 million and various expansion projects (2.0 million net rentable square feet) estimated to cost $286 million.  Our aggregate 3.4 million net rentable square foot pipeline of development and expansion facilities includes 1.0 million each in California and Florida, 0.2 million each in Minnesota, New York, Texas and Washington and 0.6 million in other states.  The remaining $309 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.

On April 23, 2021, we completed a public offering of three tranches of Unsecured Senior Notes totaling $700 million, $650 million and $650 million, bearing interest at annual rates of SOFR+0.47%, 1.85% and 2.30%, respectively, and maturing on April 23, 2024, May 1, 2028 and May 1, 2031, respectively.

Distributions Declared

On April 21, 2021, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2021 to shareholders of record as of June 15, 2021.

Outlook for the Twelve Months Ending December 31, 2021

The following table outlines the Company’s Core FFO per share estimate and certain underlying assumptions for the year ending December 31, 2021:

	Low	High
	(Amounts in thousands, except per share data)
Same Store:
Revenue growth	4.00%	5.50%
Expense growth	1.00%	2.00%
Net operating income growth	4.80%	7.30%

Acquisitions	$2,700,000
Development openings	$215,000
Non-Same Store net operating income	$191,000	$208,000
Ancillary net operating income	$137,000	$141,000
General and administrative expense	$83,000	$86,000
Interest expense	$94,000	$96,000
Preferred dividends	$182,000
Capital expenditures	$250,000	$300,000

Core FFO per share	$11.35	$11.75

Forward-looking Core FFO per share measures exclude estimates of the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items, including the following, when applicable; the impact of casualties, due diligence costs incurred in strategic transactions, and contingency resolutions.  Public Storage is unable to provide a reconciliation of Core FFO per share guidance measures to corresponding U.S. GAAP measures on forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the foregoing items that have been excluded.  The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading.  Material changes to any one of these items could have a significant effect on our guidance and future U.S. GAAP results.

First Quarter Conference Call

A conference call is scheduled for April 29, 2021 at 9:00 a.m. (PDT) to discuss the first quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 2268534). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through May 13, 2021 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” All forms of replay utilize conference ID number 2268534.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities.  At March 31, 2021, we had: (i) interests in 2,563 self-storage facilities located in 38 states with approximately 176 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR) which owned 243 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at March 31, 2021.  Our headquarters are located in Glendale, California.

This press release, our Form 10-Q for the first quarter of 2021, and additional information about Public Storage are available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to our 2021 outlook and all underlying assumptions, our expected acquisition, disposition, development and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact.  Such statements are based on management’s beliefs and assumptions made based on information currently available to management.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “outlook,” “guidance,”  “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2021 and in our other filings with the SEC including: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development, expansion and acquisition of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; risks associated with the COVID-19 Pandemic (the COVID Pandemic”) or similar events, including but not limited to illness or death of our employees or customers, negative impacts to the economic environment and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, and/or potential regulatory actions to (i) close our facilities if we were determined not to be an “essential business” or for other reasons, (ii) limit our ability to increase rent or otherwise limit the rent we can charge or (iii) limit our ability to collect rent or evict delinquent tenants; the risk that there could be an out-migration of population from certain high-cost major markets, if it is determined that the ability to “work from home,” which has become more prominent during the COVID Pandemic, could allow certain workers to live in less expensive localities, which could negatively impact the occupancies and revenues of our properties in such major high-cost markets; the risk that even though many initial restrictions due to the COVID Pandemic have eased, they could be reinstituted in response to increases in infections or if additional pandemics occur; risk that we could experience a change in the move-out patterns of our long-term customers due to economic uncertainty and the increases in unemployment resulting from the COVID Pandemic, which could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates; risk of negative impacts on the cost and availability of debt and equity capital as a result of the COVID Pandemic, which could have a material impact upon our capital and growth plans; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; the risk that our existing self-storage facilities may be at a disadvantage in competing with newly developed facilities with more visual and customer appeal; risks related to increased reliance on Google as a customer acquisition channel; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage properties that we acquire directly or through the acquisition of entities that own and operate self-storage facilities or to consummate announced acquisitions in the expected timeframe or at all; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the legal and regulatory environment, as well as national, state and local laws and regulations including, without limitation, those governing environmental issues, taxes, our tenant reinsurance business, and labor, including risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to ballot initiatives or other actions that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in United States federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays and cost overruns on our projects to develop new facilities or expand our existing facilities; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events or circumstances after the date of these forward-looking statements, except when expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Revenues:
Self-storage facilities	$716,347	$674,201
Ancillary operations	50,915	44,843
	767,262	719,044

Expenses:
Self-storage cost of operations	212,105	211,096
Ancillary cost of operations	16,318	13,572
Depreciation and amortization	146,859	135,900
General and administrative	19,574	17,868
Interest expense	15,250	13,621
	410,106	392,057

Other increases to net income:
Interest and other income	2,852	6,119
Equity in earnings of unconsolidated real estate entities	19,456	23,968
Gain on sale of real estate	9,413	1,117
Foreign currency exchange gain	45,385	8,945
Net income	434,262	367,136
Allocation to noncontrolling interests	(1,226)	(980)
Net income allocable to Public Storage shareholders	433,036	366,156
Allocation of net income to:
Preferred shareholders – distributions	(46,080)	(52,005)
Restricted share units	(1,146)	(1,017)
Net income allocable to common shareholders	$385,810	$313,134

Per common share:
Net income per common share – Basic	$2.21	$1.80
Net income per common share – Diluted	$2.21	$1.79
Weighted average common shares – Basic	174,611	174,446
Weighted average common shares – Diluted	174,840	174,616

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
ASSETS	(Unaudited)

Cash and equivalents	$159,622	$257,560

Operating real estate facilities:
Land and buildings, at cost	17,644,680	17,372,627
Accumulated depreciation	(7,286,332)	(7,152,135)
	10,358,348	10,220,492
Construction in process	201,316	188,079
Investments in unconsolidated real estate entities	771,075	773,046
Goodwill and other intangible assets, net	205,061	204,654
Other assets	286,313	172,715
Total assets	$11,981,735	$11,816,546

LIABILITIES AND EQUITY

Senior unsecured notes	$2,971,413	$2,519,762
Mortgage notes	24,698	25,230
Preferred shares called for redemption	-	300,000
Accrued and other liabilities	368,309	394,655
Total liabilities	3,364,420	3,239,647

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 151,700 shares issued (in series) and outstanding,
at liquidation preference	3,792,500	3,792,500
Common Shares, $0.10 par value, 650,000,000 shares authorized,
174,651,004 shares issued and outstanding, (174,581,742 shares
at December 31, 2020)	17,465	17,458
Paid-in capital	5,715,254	5,707,101
Accumulated deficit	(877,931)	(914,791)
Accumulated other comprehensive loss	(49,341)	(43,401)
Total Public Storage shareholders’ equity	8,597,947	8,558,867
Noncontrolling interests	19,368	18,032
Total equity	8,617,315	8,576,899
Total liabilities and equity	$11,981,735	$11,816,546

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands except per share data)

	Three Months Ended
	March 31,
	2021	2020

Computation of FFO per Share:

Net income allocable to common shareholders	$385,810	$313,134
Eliminate items excluded from FFO:
Depreciation and amortization	145,869	135,137
Depreciation from unconsolidated real estate investments	17,933	18,243
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(971)	(961)
Gains on sale of real estate, including equity
investment share	(9,387)	(9,241)
FFO allocable to common shares (a)	$539,254	$456,312
Diluted weighted average common shares	174,840	174,616
FFO per share (a)	$3.08	$2.61

Reconciliation of Earnings per Share to FFO per Share:

Diluted earnings per share	$2.21	$1.79
Eliminate per share amounts excluded from FFO:
Depreciation and amortization	0.93	0.87
Gains on sale of real estate	(0.06)	(0.05)
FFO per share (a)	$3.08	$2.61

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$539,254	$456,312
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of (less than) cash paid	7,123	(2,830)
Foreign currency exchange gain	(45,385)	(8,945)
Less: Capital expenditures to maintain real estate facilities	(35,793)	(56,857)

FAD (a)	$465,199	$387,680

Distributions paid to common shareholders and restricted
share units	$350,096	$349,802

Distribution payout ratio	75.3%	90.2%

Distributions per common share	$2.00	$2.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Net Income

(Unaudited – amounts in thousands)

	Three Months Ended
	March 31,
	2021	2020

Self-storage revenues for:
Same Store Facilities	$647,817	$626,691
Acquired facilities	20,169	7,743
Developed and expanded facilities	42,939	34,701
Other non-same store facilities	5,422	5,066
Self-storage revenues	716,347	674,201

Self-storage cost of operations for:
Same Store Facilities	181,012	189,189
Acquired facilities	10,707	3,706
Developed and expanded facilities	18,138	16,092
Other non-same store facilities	2,248	2,109
Self-storage cost of operations	212,105	211,096

Self-storage NOI for:
Same Store Facilities	466,805	437,502
Acquired facilities	9,462	4,037
Developed and expanded facilities	24,801	18,609
Other non-same store facilities	3,174	2,957
Self-storage NOI (a)	504,242	463,105
Ancillary revenues	50,915	44,843
Ancillary cost of operations	(16,318)	(13,572)
Depreciation and amortization	(146,859)	(135,900)
General and administrative expense	(19,574)	(17,868)
Interest and other income	2,852	6,119
Interest expense	(15,250)	(13,621)
Equity in earnings of unconsolidated real estate entities	19,456	23,968
Gain on sale of real estate	9,413	1,117
Foreign currency exchange gain	45,385	8,945
Net income on our income statement	$434,262	$367,136

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.